Exhibit 10.1

JUNIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

This Junior Secured Convertible Note Purchase Agreement (the “Agreement”) is made as of December 27, 2016, by and among Determine, Inc., a Delaware corporation (the “Company”) and the persons or entities set forth on the Schedule of Purchasers attached to this Agreement as Schedule I (each a “Purchaser” and, collectively, the “Purchasers”).

RECITALS

A.     The Company desires to issue and sell, and the Purchasers desire to purchase, junior secured convertible promissory notes in substantially the form attached to this Agreement as Exhibit A (each a “Note” and, collectively, the “Notes”).

B.     Contemporaneous with the sale of the Notes, the parties hereto will execute and deliver (i) an Amended and Restated Security Agreement in the form attached hereto as Exhibit B (the “Security Agreement”), pursuant to which the Notes will be secured by a second position on the Company’s assets, subject to the first priority security position granted to Western Alliance Bank, as successor in interest to Bridge Bank, National Association (“Bank”) under that certain Amended and Restated Business Financing Agreement, dated as of July 25, 2014, as amended (the “Senior Credit Facility”), between the Company and Bank and (ii) a Second Amended and Restated Subordination Agreement in the form attached hereto as Exhibit C (the “Subordination Agreement”) with Bank.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

1.     Purchase and Sale of Notes.

(a)     Sale and Issuance of Notes. Subject to the terms and conditions of this Agreement, the Purchasers agree to purchase at the Closing (as defined below) and the Company agrees to sell and issue to the Purchasers at the Closing Notes in the aggregate principal amount of $2,000,000 (the “Purchase Price”), as set forth on Schedule I hereto.

(b)     Closing; Delivery.

(i)     The purchase and sale of the Notes (the “Closing”) shall take place at the offices of DLA Piper LLP (US), 2000 University Ave., East Palo Alto, California 94303, as soon as practicable after such date that each of the conditions set forth in Sections 4 and 5 hereof is satisfied or waived, or on such other date and at such other place as the parties hereto may agree upon in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”).

(ii)     At the Closing, the Company shall deliver or caused to be delivered to the Purchasers:

(1)     the Notes executed by the Company;

(2)     the Security Agreement and Subordination Agreement executed by the Company;

(3)     such instruments, certificates or documents as reasonably requested by the Purchasers in order to perfect the Purchasers’ second position security interest in the Company’s assets, in accordance with the Security Agreement, executed by the Company;

(4)     a certificate of the Chief Executive Officer of the Company certifying the accuracy of the Company’s representations and warranties as of the Closing; and

(5)     a certificate of the Secretary of the Company certifying the authority of the officer executing this Agreement and all agreements and other documents ancillary hereto and contemplated hereby, including the Notes, the Security Agreement and the Subordination Agreement (collectively, the “Loan Documents”).

(iii)     At the Closing, the Purchasers shall pay the Purchase Price for the Notes, less any fees, expenses or other amounts owed to Purchasers from the Company under Section 6(h) hereof, by wire transfer in immediately available funds to a bank designated by the Company and shall deliver or cause to be delivered to the Company the Security Agreement and Subordination Agreement executed by the Purchasers.

2.      Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

(a)     Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to be in good standing or so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. The Company’s Subsidiaries are listed on Schedule 2(a) hereto.

For purposes of this Agreement, the following terms have the meanings set forth below:

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Loan Documents.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

(b)     Authorization. The Company has all corporate power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Loan Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Notes and the shares of Common Stock issuable upon conversion thereof (the “Conversion Shares” and, together with the Notes, the “Securities”). The Loan Documents, upon execution and delivery thereof by the Company, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

(c)     Capitalization. Schedule 2(c) sets forth as of the date hereof (i) the authorized capital stock of the Company; (ii) the number of shares of capital stock issuable pursuant to the Company’s stock plans; and (iii) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Notes) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties. Except as described on Schedule 2(c), all of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state and federal securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no Lien (as defined below). Except as described on Schedule 2(c), no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as contemplated by the Loan Documents and except as described on Schedule 2(c), there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by the Loan Documents, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described on Schedule 2(c) and except for the Loan Documents, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as described on Schedule 2(c) and except as contemplated under this Agreement, no Person has the right to require the Company to register any securities of the Company under the Securities Act of 1933, as amended (the “1933 Act”), whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

For purposes of this Agreement, “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, in all cases, other than Permitted Liens (as defined in the Notes)

(d)     Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body (collectively, “Governmental Authority”) is or will be required in connection with the transactions contemplated hereby, except for (i) filings necessary to perfect liens created pursuant to the Loan Documents and (ii) such as have been made or obtained and are in full force and effect and NASDAQ listing requirements and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods.

(e)     Accuracy of Filings. Neither the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2016 (the “10-K”) nor any of the Company’s reports, schedules, forms, statements and other documents filed with the Securities and Exchange Commission (the “SEC”) since the filing of the 10-K (collectively, the “SEC Reports”), including, without limitation, the Company’s Quarterly Reports on Forms 10-Q, at the time of filing contained any untrue statement of a material fact or omitted to state a material fact required to make the statements contained therein, in light of the circumstances in which they were made, not misleading, except to the extent that such statements have been modified or superseded by later SEC Reports filed on a non-confidential basis filed prior to the date hereof.

(f)      No Material Adverse Effect. Since March 31, 2016, except as identified and described in the SEC Reports or as described in Schedule 2(f), no Material Adverse Effect has occurred with respect to the business, assets, liabilities, operations, condition (financial or otherwise), or operating results of the Company or any Subsidiary, taken as a whole.

(g)     Title to Properties. The Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from Liens that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

(h)     Intellectual Property.

(i)     Schedule 2(h) sets forth all of the registered Intellectual Property (as defined below) of the Company. All Intellectual Property of the Company and its Subsidiaries necessary for the operation of the business as currently conducted or as presently proposed to be conducted is currently in material compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable. No Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s knowledge, no such action is threatened. No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

For purposes of this Agreement, “Intellectual Property” means all of the following: (A) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (B) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (C) copyrights and copyrightable works; (D) registrations, applications and renewals for any of the foregoing; and (E) proprietary computer software (including but not limited to data, data bases and documentation).

(ii)     All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and, to the Company’s knowledge, there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

(iii)     The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets, free and clear of all Liens, adverse claims or obligations to license all such owned Intellectual Property and trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information) (collectively, “Confidential Information”), other than licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses. The Company and its Subsidiaries have a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use in the respective businesses of the Company and its Subsidiaries.

(iv)     To the knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s knowledge, the Intellectual Property and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Company’s knowledge, threatened, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s knowledge, there is no valid basis for the same.

(v)     The consummation of the transactions contemplated hereby and by the other Loan Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(vi)     The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property and Confidential Information. Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof. Except under confidentiality obligations, there has been no material disclosure of any of the Company’s or its Subsidiaries’ Confidential Information to any third party.

(i)       Compliance with Laws. Except as set forth on Schedule 2(i), there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any business, property or rights of any of the foregoing (i) that involve this Agreement or any Loan Document or (ii) as to which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect in the Company or any Subsidiary. Neither the Company nor any Subsidiary or any of their respective properties or assets is in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule or regulation (including any applicable environmental law, ordinance, code or approval) or any restrictions of record or agreements affecting the properties, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect in the Company or any Subsidiary. The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by it, except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

(j)       Tax Returns. The Company and each Subsidiary has timely prepared and filed (or timely filed for an extension for) all tax returns required to have been filed by the Company or such Subsidiary with all appropriate Governmental Authorities and timely paid all taxes shown thereon or otherwise owed by it, other than taxes being contested in good faith and for which adequate reserves have been made on the Company’s financial statements included in the SEC Reports. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due, other than taxes being contested in good faith and for which adequate reserves have been made on the Company’s financial statements included in the SEC Reports. There are no tax Liens or claims pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property. Except as described on Schedule 2(j), there are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

(k)      Solvency. Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the purchase of the Notes and after giving effect to the application of the proceeds thereof as of the date thereof, (i) the fair value of the assets of the Company and its Subsidiaries, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its Subsidiaries will be greater than the amount that will be required to pay the current probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and (iii) in the reasonable judgment of the Company, each of the Company and its Subsidiaries will be able to pay its debts and liabilities then-outstanding at such time.

(l)       Rule 506 Compliance. To the Company’s knowledge, neither the Company nor any director, executive officer, other officer of the Company participating in the offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, and any promoter connected with the Company in any capacity on the date hereof (each, an “Insider”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2)(i) or (d)(3) of the 1933 Act. The Company is not disqualified from relying on Rule 506 of Regulation D under the 1933 Act (“Rule 506”) for any of the reasons stated in Rule 506(d) in connection with the issuance and sale of the Securities to the Purchasers pursuant to this Agreement. The Company has exercised reasonable care, including without limitation, conducting a factual inquiry that is appropriate in light of the circumstances, into whether any such disqualification under Rule 506(d) exists. The Company has furnished to each Purchaser, a reasonable time prior to the date hereof, a description in writing of any matters relating to the Company and the Insiders that would have triggered disqualification under Rule 506(d) but which occurred before September 23, 2013, in each case, in compliance with the disclosure requirements of Rule 506(e). The Company has exercised reasonable care, including without limitation, conducting a factual inquiry that is appropriate in light of the circumstances, into whether any such disqualification under Rule 506(d) would have existed and whether any disclosure is required to be made to the Purchasers under Rule 506(e). Any outstanding securities of the Company (of any kind or nature) that were issued in reliance on Rule 506 at any time on or after September 23, 2013 have been issued in compliance with Rule 506(d) and (e).

3.      Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company that:

(a)     Organization and Existence. Such Purchaser, if such Purchaser is an entity, is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority, and if such Purchaser is a natural person, all requisite power and authority, to invest in the Securities pursuant to this Agreement.

(b)     Authorization. The execution, delivery and performance by such Purchaser of the Loan Documents to which such Purchaser is a party have been duly authorized and each will constitute the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

(c)     Purchase Entirely for Own Account. The Securities to be received by such Purchaser hereunder will be acquired for such Purchaser’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Securities for any period of time. Neither such Purchaser nor any affiliate of such Purchaser is a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) or an entity engaged in a business that would require it to be so registered.

(d)     Investment Experience. Such Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(e)     Disclosure of Information. Such Purchaser has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Such Purchaser acknowledges receipt of copies of the SEC Reports. Neither such inquiries nor any other due diligence investigation conducted by such Purchaser shall modify, limit or otherwise affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement.

(f)      Restricted Securities. Such Purchaser understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

(g)    Legends. It is understood that, except as provided below, certificates evidencing the Securities may bear the following or any similar legend:

(i)     “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”

(ii)     If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

(h)    Accredited Investor. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(i)      Rule 506 Compliance. Neither such Purchaser nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members is subject to any Disqualification Event (as defined above), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) under the 1933 Act and disclosed in writing in reasonable detail to the Company.

4.     Conditions of the Purchasers’ Obligations at Closing. The obligations of the Purchasers to the Company under this Agreement are subject to the fulfillment of each of the following conditions, unless otherwise waived:

(a)     Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in Section 2 hereof not qualified as to materiality shall be true and correct in all respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all respects as of such earlier date. The Company shall have performed in all respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b)     Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Closing.

(c)     Deliveries. The Company shall have executed each Note, Security Agreement and Subordination Agreement and shall have made all deliveries required pursuant to Section 1(b)(ii).

5.      Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Purchasers under this Agreement are subject to the fulfillment of each of the following conditions, unless otherwise waived:

(a)     Representations and Warranties. The representations and warranties made by the Purchasers in Section 3 hereof, other than the representations and warranties contained in Sections 3(c), (d), (e), (f), (g) and (h) (the “Investment Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Purchaser shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b)    Deliveries. The Purchaser shall have executed and delivered the Security Agreement and Subordination Agreement and shall have delivered the Purchase Price for the Notes to the Company, in accordance with Section 1(b)(iii).

6.     Covenants of the Company. The Company covenants and agrees with the Purchasers that, so long as this Agreement shall remain in effect and until all Liabilities under the Notes (as defined therein) have been satisfied by the Company, unless the Purchasers shall otherwise consent in writing:

(a)     Existence; Compliance with Laws. The Company and each Subsidiary shall (i) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence; (ii) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated other than any change thereof that would not result in a Material Adverse Effect; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition; (iii) keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with competitors in the same industry operating in similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law; (iv) pay and discharge promptly when due (or otherwise escrow, bond or insure) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge (or escrow, bonding or insurance) shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Company shall have set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and there is no risk of forfeiture of such property; (v) solely in the case of the Company, timely and accurately file, report and otherwise disclose all matters required by any Governmental Authority, including, without limitation, all reports and forms required pursuant to rules promulgated by the SEC.

(b)     Notices. The Company shall furnish to the Purchasers prompt written notice of the following: (i) any Event of Default or Default (each as defined in the Note), specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto; (ii) the filing or commencement of, or any threat or notice of intention of any person or entity to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect; (iii) any loss, damage, or destruction to the real or personal properties (or any other assets) of the Company or any Subsidiary in the amount of $150,000 or more, whether or not covered by insurance; (iv) any notices received by the Company regarding any (A) alleged material default, (B) termination of a lease or eviction from any leased premises or (C) failure to pay rent or any other material monetary obligation, each with respect to any leased property (copies of which notices shall be delivered not later than five (5) days after receipt thereof by such person); (v) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and (vi) any change (A) in its corporate name, (B) in the jurisdiction of organization or formation, (C) in its identity or corporate structure or (D) in its Federal Taxpayer Identification Number. The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Purchaser to continue at all times following such change to have a valid, legal and perfected security interest in all the assets of the Company and the Subsidiaries.

(c)     Additional Collateral; Further Assurances. The Company shall execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code, United States Patent and Trademark Office and other financing statements not later than one (1) business day after the Closing Date) that may be required under applicable law, or that the Purchasers may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity of the security interests created or intended to be created by the Notes and the other Loan Documents. Subject to any express provision of this Agreement to the contrary, the Company will cause any existing or subsequently acquired or organized subsidiary to become a guarantor by executing a guaranty in substantially the form attached hereto as Exhibit D and a joinder to each applicable Loan Document in favor of the Purchasers. In addition, from time to time, the Company shall, at its cost and expense and subject to the terms of the Notes and the Subordination Agreement, promptly secure the Notes by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Purchasers shall designate. Such security interests and Liens will be created under the Loan Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Purchasers, and the Company shall deliver or cause to be delivered to the Purchaser all such instruments and documents as the Purchaser shall reasonably request to evidence compliance with this Section 6(c). The Company agrees to provide such evidence as the Purchaser shall reasonably request as to the perfection of each such security interest and Lien. In furtherance of the foregoing, the Company will give prompt notice to the Purchasers of the acquisition by it or any of its subsidiaries of any property (or any interest in property) having a value in excess of $100,000.

(d)     Indebtedness. The Company and the Subsidiaries shall not incur, create, assume or permit to exist any indebtedness for borrowed money in excess of $250,000 in the aggregate, other than indebtedness (i) created hereunder and under the other Loan Documents, (ii) up to a maximum aggregate borrowed amount of $14,500,000 under the Senior Credit Facility, (iii) constituting or arising in connection with a purchase money security interest arising in the ordinary course of business and consistent with the Company’s past practice, so long as the same is not a material obligation of the Company and the Subsidiaries, taken as a whole, (iv) constituting trade debt arising in the ordinary course of business and consistent with the Company’s past practices or (v) existing indebtedness for borrowed money under the junior secured convertible promissory notes, as amended, issued by the Company to certain of the Purchasers and their affiliates on March 11, 2015 and December 16, 2015.

(e)     Liens. The Company and the Subsidiaries shall not create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except Permitted Liens (as defined in the Note), Liens created hereunder and under the other Loan Documents, Liens for taxes not yet due or contested in compliance with this Agreement and Liens pursuant to customary security deposits under operating leases in the ordinary course of business.

(f)      Restrictive Agreements. The Company and the Subsidiaries shall not enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon its ability to create, incur or permit to exist any Lien upon any of its property or assets pursuant to any Loan Document, other than as required by the Senior Credit Facility and the Subordination Agreement.

(g)     Transactions with Affiliates. The Company and the Subsidiaries shall not, except for transactions between the Company and a Subsidiary, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its affiliates, except that the Company or a Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

(h)     Material Adverse Effect. The Company and the Subsidiaries shall not permit the occurrence of any Material Adverse Effect, and, in the event thereof, shall take all steps necessary and desirable, in the reasonable judgment of the Purchasers, to correct such Material Adverse Effect.

(i)      Unregistered Shares; Registration of Shares.

(i) The Purchasers acknowledge that the Securities have not been registered for issuance and resale. The Company agrees (promptly following the Closing Date, but no later than forty-five (45) days following the Closing Date) to file a Form S-3 or other applicable form (the “Registration Statement”) including a resale prospectus covering sales of any Conversion Shares owned by the Purchasers and their affiliates, successors and assigns. The Company shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable, and in any event no later than (A) five (5) business days after the SEC shall have informed the Company that no review of the Registration Statement will be made or that the SEC has no further comments on the Registration Statement or (B) the 90th day after the Closing Date (the 120th day if the SEC reviews the Registration Statement). The Company will pay all expenses associated with effecting the registration of the Conversion Shares, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Conversion Shares for sale under applicable state securities laws, listing fees, fees and expenses of one counsel to the Purchasers and the Purchasers’ other reasonable expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Conversion Shares being sold.

(ii) The Company shall maintain the Registration Statement and the prospectuses included therein in effect for a period that will terminate upon the earlier of (i) the date on which all of the Conversion Shares covered by such Registration Statement, as amended from time to time, have been sold, and (ii) the Conversion Shares are eligible for resale pursuant to Rule 144 promulgated by the SEC. The Company further covenants to the Purchasers that upon request of the Purchaser, it shall enter into a registration rights agreement on customary terms reasonably and mutually acceptable to the parties, including the Company’s agreement to provide comfort letters and legal opinions in customary form as may be reasonably requested by the Purchaser; provided, however, that the terms and conditions of such registration rights agreement shall be substantially the same as those contained in the Registration Rights Agreement, dated as of February 6, 2015, between the Company and the investors named therein.

7.     Miscellaneous.

(a)     Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign this Agreement without the prior written consent of the other party.

(b)     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(c)     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d)     Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient (i) upon receipt, when delivered personally or by courier, (ii) the next business day after sent, when sent by overnight delivery service, (iii) upon delivery if given by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (iv) three (3) business days after being deposited in the U.S. mail as certified or registered mail, return receipt requested, with postage prepaid, if in each instance such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

If to the Company, addressed to:

Determine, Inc.

615 West Carmel Drive, Suite 100

Carmel, IN 46032

Attention: John K. Nolan

Fax: (650) 532-1540

E-mail: jnolan@determine.com

With a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303

Attention: Eric Wang

Fax: (650) 687-1205

E-mail: eric.wang@dlapiper.com

If to anPurchaser, addressed to:

Mr. Lloyd I. Miller, III

3300 South Dixie Highway, Suite 1-365

West Palm Beach, FL 33405

With a copy to:

Alimco Financial Corporation

10755 Scripps Poway Pkwy, #302

San Diego, CA 92131

Attention: Alan B. Howe, Interim CEO

and

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attn: C. Brophy Christensen, Jr.

(e)     Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and Lloyd I. Miller, III.

(f)      Confidentiality. Each party hereto agrees that, except with the prior written permission of the other party or otherwise required by law, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other party (or its affiliates) to which such party has been or shall become privy by reason of this Agreement or any other Loan Document, discussions or negotiations relating to this Agreement or any other Loan Document, or the performance of its obligations hereunder or thereunder. This Section does not apply to information that is entirely in the public domain, previously known to the recipient of the information (as evidenced by written, dated business records of such recipient), received lawfully from a third party, or independently developed without access to such information. Notwithstanding the foregoing, the parties agree that the Company shall (i) file a Current Report on Form 8-K describing the transactions contemplated under the Loan Documents and attaching copies of the Loan Documents and (ii) prior to the issuance of any press release with respect to the transactions contemplated hereby, provide such press release to the Purchasers for their review and approval, such approval not to be unreasonably withheld. In addition, the Company will make such other filings and notices in the manner and time required by the SEC or NASDAQ.

(g)     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h)     Expenses. The parties hereto shall pay their own costs and expenses related to the transactions contemplated by this Agreement, except that the Company shall pay the reasonable fees and expenses of O’Melveny & Myers LLP, legal counsel to the Purchasers, with respect to the transactions contemplated by this Agreement, not to exceed $40,000 in the aggregate, regardless of whether the transactions contemplated hereby or thereby are consummated. If the Closing hereunder does not occur, then the Company shall reimburse the applicable portion of such fees and expenses not later than five (5) business days following notice by the Company or the Purchasers of their intent not to proceed with the transactions contemplated hereunder.

(i)     Entire Agreement. This Agreement and the Loan Documents constitute the entire agreement between the parties hereto pertaining to the purchase of the Notes.

(j)     Subordination Agreement. This Agreement and the Loan Documents (other than the Subordination Agreement) are subject to the Subordination Agreement. In the event of any conflict between the terms and condition of this Agreement or any Loan Document, on the one hand, and the Subordination Agreement, on the other hand, the terms and conditions of the Subordination Agreement shall govern and control.

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IN WITNESS WHEREOF, the parties have executed this Junior Secured Convertible Note Purchase Agreement as of the date first written above.

COMPANY:

DETERMINE, INC.

By:      /s/ John K. Nolan

Name: John K. Nolan

Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties have executed this Junior Secured Convertible Note Purchase Agreement as of the date first written above.

PURCHASERS:

MILFAM II L.P., a Georgia limited partnership

By: MILFAM LLC

Its: General Partner

By:      /s/ Lloyd I. Miller, III

Name: Lloyd I. Miller, III

Title: Manager

ALIMCO FINANCIAL CORPORATION

By:      /s/ Alan B. Howe

Name: Alan B. Howe

Title: Interim Chief Executive Officer

Schedule I

Schedule of Purchasers

Name	Note Principal Amount

MILFAM II L.P.	$1,000,000.00

Alimco Financial Corporation	$1,000,000.00

Total	$2,000,000.00

EXHIBIT A

Form of Note

EXHIBIT B

Amended and Restated Security Agreement

EXHIBIT C

Second Amended and Restated Subordination Agreement

EXHIBIT D

Form of Guaranty

THIS GUARANTY (“Guaranty”) is made as of this [__] day of [__], 2016, by [____________], a [___________] (the “Guarantor”), in favor of MILFAM II L.P., a Georgia limited partnership, and Alimco Financial Corporation (collectively, the “Lender”), to guarantee all Obligations (as defined below) of Determine, Inc., a Delaware corporation and owner of one hundred percent (100%) of the equity of Guarantor (“Debtor”).

To secure the prompt and faithful payment and satisfaction of the Junior Secured Convertible Promissory Notes, dated as of December 27, 2016, and executed by Debtor in favor of Lender (the “Notes”), in the aggregate amount of Two Million Dollars ($2,000,000) due and owing to Lender (the “Obligations”), Guarantor unconditionally, irrevocably and absolutely guarantees the full and prompt payment and satisfaction of the Obligations when due, whether by acceleration or otherwise, and at all times thereafter. Capitalized terms not otherwise defined in this Guaranty shall have the meanings set forth in the Notes.

Lender may, from time to time, and in accordance with the terms of this Guaranty, the Notes, Note Agreement and other Loan Documents, and without notice to Guarantor, take any or all of the following actions: (a) retain or obtain a Lien against any property, including the Guarantor Collateral (as defined below), to secure any of the Obligations or this Guaranty; (b) subject to the terms of the Note Agreement, retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantor, with respect to any of the Obligations; (c) extend or renew for one or more periods all or any part of the Obligations, whether or not longer than the original periods, or modify or alter any of the terms or provisions (including, by way of example and not limitation, the interest rate, maturity, or installment amount) of any of the Obligations, or accelerate or exchange any of the Obligations, or release Debtor or compromise any of the Obligations of any guarantor or any obligor with respect to any of the Obligations; (d) release its security interest or encumbrance in, or surrender, sell, transfer, exchange, substitute, dispose of, or otherwise deal with all or any part of any collateral, including the Guarantor Collateral; (e) discharge, release, compound or settle with Debtor or any guarantor as to the Obligations; (f) file, or elect not to file, a proof of claim against the estate of any bankrupt, insolvent, incompetent or deceased Debtor, guarantor or other person or entity; or (g) apply any and all amounts received by Lender from whatever source on account of the Obligations toward the payment of the Obligations in such order as Lender may from time to time elect.

Subject to the terms of the Subordination Agreement and the Security Agreement, at any time after a default by Debtor pursuant to the Note or any Loan Document(s), Lender may sue Debtor or Guarantor or both to enforce the payment of any sum or for the performance of any of the Obligations, or for the recovery of damages, and without regard to the existence of additional causes of action. Guarantor shall pay Lender for all attorneys’ fees and expenses and costs of collection reasonably incurred by it in collecting any of the Obligations. The rights, remedies, and benefits provided to Lender shall be cumulative and shall not be exclusive of any other rights, remedies or benefits allowed by law, and may be exercised either successively or concurrently.

In connection with this Guaranty, and subject to any Permitted Liens and the terms of the Subordination Agreement, Guarantor hereby grants to Lender a continuing security interest in all assets of Guarantor whether now owned or hereafter acquired, including all proceeds therefrom (collectively, the “Guarantor Collateral”) to secure the payment of the Obligations, plus all interest, costs, expenses, and reasonable attorneys’ fees, which may be made or incurred by Lender in the disbursement, administration, and collection of such amounts, and in the protection, maintenance, and liquidation of the Guarantor Collateral. Other than in connection with any Permitted Liens or in accordance with the Subordination Agreement and the Security Agreement, Guarantor shall not sell, assign, transfer, pledge or otherwise dispose of or encumber any Guarantor Collateral to any third party while the Note is in effect without the prior written consent of Lender.

Guarantor shall execute and deliver to Lender, concurrently with the execution hereof, and at any time or times hereafter at the request of Lender, all financing statements, assignments, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and maintain perfected Lender’s security interests in the Guarantor Collateral. In addition, Guarantor irrevocably authorizes Lender, its agents, attorneys, and representatives, to file financing statements and amendments thereto, at Guarantor’s expense, necessary to establish and maintain Lender’s perfected security interest in the Guarantor Collateral. In order to fully consummate all of the transactions contemplated hereunder, Guarantor shall make appropriate entries on its books and records disclosing Lender’s security interests in the Guarantor Collateral. Immediately upon payment or conversion of the Note, without further notice from Guarantor, Lender shall terminate any financing statements, assignments, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents used to perfect and maintain perfected Lender’s security interests in the Guarantor Collateral.

If default is made in the performance or satisfaction of any of the Obligations and such default continues beyond any applicable cure periods, Lender may, at its option, and without further notice, but subject to the terms of the Subordination Agreement, declare the Obligations due and payable, or subject to any Permitted Liens and the Subordination Agreement, sell any collateral, including the Guarantor Collateral, or any part of it, or cause it to be sold at public or private sale, and Lender may become purchaser thereof at its option.

Guarantor waives demand, notice, protest, notice of acceptance of this Guaranty, notice of any loans made, extensions granted, renewals, collateral received or delivered, or other action taken in reliance on this Guaranty, all demands and notices in connection with the delivery, acceptance, performance, default or enforcement of any note, payment of which is guaranteed by this Guaranty, and all other demands and notices of any description.

This Guaranty is to be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflict of laws. Any term of this Guaranty may be amended and the observance of any term of this Guaranty may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the prior written consent of Lender. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Guaranty shall be made in accordance with Section 7(d) of the Note Agreement. If one or more provisions of this Guaranty are held to be unenforceable under applicable law, such provision shall be excluded from this Guaranty and the balance of the Guaranty shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. The Guaranty may not be assigned without the prior written consent of Lender.

[Signature Page Follows]

Guarantor has executed this Guaranty as of the date set forth above.

GUARANTOR

[____________________]

By: _________________________________

Name: ______________________________

Its: _________________________________